Exhibit 99.3

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2025 and 2024

Exhibit 99.3

Independent Auditor’s Report

Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Opinion

We have audited the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC and its subsidiaries (the Fund), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedule of investments, as of September 30, 2025 and 2024, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of September 30, 2025 and 2024, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

New York, New York

November 24, 2025

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Assets, Liabilities and Members' Equity

($ in thousands)

	September 30, 2025	September 30, 2024
Assets
Investments at fair value (amortized cost—$1,103,716 and $928,983, respectively)	$1,084,649	$913,281
Cash and cash equivalents (cost—$61,560 and $68,429, respectively)	61,560	68,429
Interest receivable	4,138	4,722
Receivable for investments sold	838	—
Due from affiliate	208	48
Prepaid expenses and other assets	2,296	1,642
Total assets	1,153,689	988,122
Liabilities

Credit facility payable	74,500	146,100
2035 Asset-backed debt, net (par—$0 and $246,000, respectively and unamortized deferred financing costs of $0 and $2,066, respectively)	—	243,934
2036 Asset-backed debt, net (par—$246,000) (unamortized deferred financing costs of $1,341 and $1,628, respectively)	244,659	244,372
2037 Asset-backed debt, net (par—$246,000 and $0, respectively) (unamortized deferred financing costs of $1,904 and $0, respectively)	244,096	—
2037-R Asset-backed debt, net (par—$246,000 and $0, respectively) (unamortized deferred financing costs of $2,518 and $0, respectively)	243,481	—
Notes payable to members	271,600	271,600
Interest payable on credit facility and asset backed debt	16,868	9,281
Payable for investments purchased	—	86
Interest payable on notes to members	6,788	7,315
Accrued expenses	997	822
Due to affiliate	50	65
Total liabilities	1,103,039	923,575
Commitments and contingencies (See Note 11)
Members' equity	50,650	64,547
Total liabilities and members' equity	$1,153,689	$988,122

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Operations

($ in thousands)

	Year ended September 30,
	2025	2024
Investment income:
Interest	$112,801	$109,094
Other income	1,540	1,191
Total investment income	114,341	110,285
Expenses:
Interest and expense on credit facility and asset-backed debt	56,117	54,814
Interest expense on notes to members	34,221	34,186
Administration services expense	2,819	2,354
Other General and administrative expenses	1,556	1,464
Expenses before debt issuance costs	94,713	92,818
Debt issuance costs	200	999
Total expenses	94,913	93,817
Net investment income	19,428	16,468
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments	(34,323)	(8,914)
Realized loss on debt extinguishment	(1,637)	(705)
Net change in unrealized appreciation (depreciation) on investments	(3,365)	3,048
Net realized and unrealized gain (loss) on investments and debt	(39,325)	(6,571)
Net increase (decrease) in members' equity resulting from operations	$(19,897)	$9,897

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Changes in Members' Equity

($ in thousands)

	Year ended September 30,
	2025	2024
Net change in members’ equity resulting from operations:
Net investment income	$19,428	$16,468
Net realized gain (loss) on investments	(34,323)	(8,914)
Realized loss on debt extinguishment	(1,637)	(705)
Net change in unrealized appreciation (depreciation) on investments	(3,365)	3,048
Net increase (decrease) in members’ equity resulting from operations	(19,897)	9,897
Capital Transactions
Contributions	25,000	13,500
Distributions	(19,000)	(17,000)
Net increase (decrease) in members’ equity	(13,897)	6,397
Members’ equity
Beginning of year	64,547	58,150
End of year	$50,650	$64,547

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Cash Flows

($ in thousands)

	Year ended September 30,
	2025	2024
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$(19,897)	$9,897
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments	3,365	(3,048)
Net realized (gain) loss on investments	34,323	8,914
Net realized (gain) loss on extinguishment of debt	1,637	705
Net accretion of discount and amortization of premium	(5,244)	(3,797)
Purchases of investments	(425,901)	(286,191)
Payment-in-kind interest	(6,061)	(3,407)
Proceeds from disposition of investments	228,151	160,106
Amortization of deferred financing costs	1,098	1,952
(Increase) Decrease in:
Receivable for investments sold	(838)	—
Interest receivable	584	457
Prepaid expenses and other assets	(654)	(1,152)
Due from affiliate	(160)	388
Increase (Decrease) in:
Payables for investments purchased	(86)	(13,380)
Interest payable on credit facility and asset backed debt	7,587	(5,010)
Interest payable on notes to members	(527)	827
Due to affiliate	(15)	65
Accrued expenses	175	(37)
Net cash provided by (used in) operating activities	(182,463)	(132,711)
Cash flows from financing activities:
Contributions by members	25,000	13,500
Distributions to members	(19,000)	(17,000)
Notes issued to members	—	31,500
Repayment of 2032 Asset-backed debt	—	(246,000)
Proceeds from 2036 Asset-backed debt issued	—	246,000
Payment of fees and expenses on 2036 Asset-backed debt issued	—	(1,806)
Proceeds from 2037 Asset-backed debt issued	246,000	—
Payment of fees and expenses on 2037 Asset-backed debt issued	(2,066)	—
Repayment of 2035 Asset-backed debt	(246,000)	—
Proceeds from 2037-R Asset-backed debt issued	246,000	—
Payment of fees and expenses on 2037-R Asset-backed debt issued	(2,740)	—
Borrowings under credit facility	212,500	196,500
Repayments under credit facility	(284,100)	(99,000)
Net cash provided by (used in) financing activities	175,594	123,694
Net increase (decrease) in cash and cash equivalents	(6,869)	(9,017)
Cash and cash equivalents, beginning of year	68,429	77,446
Cash and cash equivalents, end of year	$61,560	$68,429
Supplemental disclosure of cash flow information:
Interest paid on credit facility and asset-backed debt	$48,530	$59,824
Interest paid on notes to members	$34,748	$33,359
Non-Cash Operating and Financing activity:
Non-Cash exchanges and conversions	$26,788	$19,841

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par or Number of Shares	Cost	Fair Value(2)
First Lien Secured Debt - 2,106.3% of Net Assets
ACP Avenu Buyer, LLC	10/6/2023	10/2/2029	Business Services	9.29%	SOFR+500	14,825	$14,649	$14,677
ACP Falcon Buyer, Inc.	8/22/2023	8/1/2029	Business Services	9.79%	SOFR+550	18,573	18,304	18,759
Ad.net Acquisition, LLC	5/24/2021	5/7/2026	Media	10.26%	SOFR+626	11,610	11,566	11,610
Aechelon Technology, Inc.	4/10/2025	8/16/2029	Aerospace and Defense	9.91%	SOFR+575	11,640	11,640	11,640
AFC-Dell Holding Corp.	12/23/2024	4/9/2027	Distributors	9.83%	SOFR+550	7,608	7,576	7,570
Aphix Buyer, Inc.	9/3/2025	7/17/2031	Business Services	8.91%	SOFR+475	9,000	8,951	8,955
Alpine Acquisition Corp II (4)	10/11/2022	11/30/2026	Containers and Packaging			13,154	13,012	6,840
Anteriad, LLC (f/k/a MeritDirect, LLC)	4/10/2025	6/30/2026	Media: Advertising, Printing & Publishing	9.90%	SOFR+575	4,434	4,357	4,434
Anteriad, LLC (f/k/a MeritDirect, LLC) - Incremental Term Loan	4/11/2023	6/30/2026	Media: Advertising, Printing & Publishing	9.90%	SOFR+575	4,375	4,360	4,375
Arcfield Acquisition Corp.	11/11/2024	10/28/2031	Aerospace and Defense	9.31%	SOFR+500	5,955	5,946	5,925
Archer Lewis, LLC	11/22/2024	8/28/2029	Commercial Services & Supplies	9.75%	SOFR+575	9,900	9,821	9,900
Argano, LLC	1/9/2025	9/13/2029	Business Services	9.89%	SOFR+575	9,900	9,819	9,752
Azureon, LLC (F/K/A Tpcn Midco, LLC)	4/10/2025	6/26/2029	Diversified Consumer Services	9.75%	SOFR+575	4,975	4,865	4,831
Beacon Behavioral Support Services, LLC	10/9/2024	6/21/2029	Healthcare and Pharmaceuticals	9.50%	SOFR+550	17,748	17,549	17,748
Best Practice Associates, LLC	4/10/2025	11/8/2029	Aerospace and Defense	10.91%	SOFR+675	14,925	14,792	14,813
Beta Plus Technologies, Inc.	7/21/2022	7/2/2029	Business Services	9.75%	SOFR+575	4,850	4,794	4,802
Big Top Holdings, LLC	6/26/2024	3/1/2030	Business Services	9.25%	SOFR+525	14,671	14,458	14,671
BioDerm, Inc.	2/28/2023	1/31/2028	Healthcare and Pharmaceuticals	10.77%	SOFR+650	8,798	8,730	8,688
Blackhawk Industrial Distribution, Inc.	6/30/2022	9/17/2026	Distributors	9.40%	SOFR+540	14,816	14,714	14,557
BLC Holding Company, Inc.	4/10/2025	11/20/2030	Business Services	8.50%	SOFR+450	4,975	4,952	4,975
Boss Industries, LLC	4/10/2025	12/27/2030	Independent Power and Renewable Electricity Producers	9.00%	SOFR+500	4,975	4,904	4,975
Burgess Point Purchaser Corporation	10/3/2022	7/25/2029	Automotive	9.51%	SOFR+535	438	416	378
By Light Professional IT Services, LLC	8/28/2025	7/15/2031	High Tech Industries	9.66%	SOFR+550	5,000	5,000	4,963
C5MI Acquisition, LLC	3/7/2025	7/31/2029	IT Services	10.00%	SOFR+600	14,850	14,670	14,850
Capital Construction, LLC	8/28/2025	10/22/2026	Consumer Services	9.89%	SOFR+590	4,263	4,236	4,220
Carisk Buyer, Inc.	10/16/2024	12/3/2029	Healthcare Technology	9.00%	SOFR+500	9,925	9,863	9,925
Carnegie Dartlet, LLC	4/11/2025	2/7/2030	Media: Advertising, Printing & Publishing	9.66%	SOFR+550	15,090	14,897	14,939
Cartessa Aesthetics, LLC	4/11/2023	6/14/2028	Distributors	10.00%	SOFR+600	9,441	9,359	9,441
Case Works, LLC	4/10/2025	10/1/2029	Professional Services	9.25%	SOFR+525	14,887	14,783	14,218
CF512, Inc.	12/27/2021	8/20/2026	Media	10.36%	SOFR+619	6,483	6,447	6,418
Commercial Fire Protection Holdings, LLC	11/26/2024	9/23/2030	Commercial Services & Supplies	8.50%	SOFR+450	19,837	19,746	19,837
Confluent Health, LLC	1/12/2024	11/30/2028	Healthcare and Pharmaceuticals	11.66%	SOFR+750	6,637	6,479	6,206
CJX Borrower, LLC	7/29/2021	7/13/2027	Media	10.08%	SOFR+576	3,735	3,708	3,735
Crane 1 Services, Inc.	4/11/2023	8/16/2027	Commercial Services & Supplies	10.03%	SOFR+586	2,046	2,034	2,031
DRI Holding Inc.	9/15/2022	12/21/2028	Media	9.51%	SOFR+535	2,574	2,429	2,522
DRS Holdings III, Inc.	1/27/2021	11/3/2025	Consumer Goods: Durable	9.41%	SOFR+525	4,487	4,487	4,532
Duggal Acquisition, LLC	4/10/2025	9/30/2030	Marketing Services	8.75%	SOFR+475	4,950	4,909	4,950
Dynata, LLC - First Out Term Loan (5)	7/15/2024	7/17/2028	Diversified Consumer Services	9.46%	SOFR+526	1,347	1,273	1,341
Dynata, LLC - Last Out Term Loan	7/15/2024	10/16/2028	Diversified Consumer Services	9.96%	SOFR+576	8,354	8,354	6,802
EDS Buyer, LLC	4/11/2023	1/10/2029	Electronic Equipment, Instruments, and Components	8.75%	SOFR+475	8,776	8,694	8,797
Emergency Care Partners, LLC	11/11/2024	10/18/2027	Healthcare Providers and Services	9.00%	SOFR+500	5,940	5,911	5,940
Exigo Intermediate II, LLC	11/21/2022	3/15/2027	Software	10.51%	SOFR+635	12,416	12,335	12,416
ETE Intermediate II, LLC	6/12/2023	5/29/2029	Diversified Consumer Services	9.16%	SOFR+500	12,124	11,950	12,124
EvAL Home Care Solutions Intermediate, LLC	7/10/2024	5/10/2030	Healthcare and Pharmaceuticals	9.91%	SOFR+575	8,822	8,704	8,822
GGG MIDCO, LLC	4/10/2025	9/27/2030	Diversified Consumer Services	9.00%	SOFR+500	19,573	19,491	19,573
Global Holdings InterCo, LLC	6/8/2021	3/16/2026	Diversified Financial Services	9.74%	SOFR+560	3,505	3,503	3,505
Graffiti Buyer, Inc.	3/15/2022	8/10/2027	Trading Companies & Distributors	9.80%	SOFR+560	3,685	3,660	3,611
Halo Buyer, Inc.	5/22/2025	8/7/2029	Consumer Products	10.16%	SOFR+600	6,468	6,344	6,468
Hancock Roofing And Construction, LLC	1/27/2021	12/31/2026	Insurance	9.60%	SOFR+550	2,112	2,100	2,091
Harris & Co, LLC	11/26/2024	8/9/2030	Professional Services	9.16%	SOFR+500	19,800	19,650	19,627
HEC Purchaser Corp.	4/10/2025	6/17/2029	Healthcare and Pharmaceuticals	8.87%	SOFR+500	3,606	3,572	3,606
Hills Distribution, Inc.	5/3/2024	11/8/2029	Business Services	10.32%	SOFR+600	8,867	8,761	8,867
HW Holdco, LLC	4/11/2023	5/11/2026	Media	9.90%	SOFR+590	3,441	3,431	3,441
Imagine Acquisitionco, Inc.	3/15/2022	11/15/2027	Software	9.29%	SOFR+510	9,060	8,961	9,060

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par or Number of Shares	Cost	Fair Value(2)
Infinity Home Services Holdco, Inc.	4/11/2023	12/28/2028	Commercial Services & Supplies	10.16%	SOFR+600	5,968	5,891	5,968
Inovex Information Systems Incorporated	3/3/2025	12/17/2030	Software	9.25%	SOFR+525	8,143	8,087	8,143
Inventus Power, Inc.	7/11/2023	1/15/2026	Consumer Goods: Durable	11.78%	SOFR+761	8,081	8,062	8,081
Kinetic Purchaser, LLC	11/30/2021	11/10/2027	Personal Products	10.15%	SOFR+615	13,492	13,344	11,468
Lash OpCo, LLC	10/14/2021	2/18/2027	Personal Products	12.16%	SOFR+785	15,508	15,400	15,120
LAV Gear Holdings, Inc. - Takeback TL (5)	7/31/2025	7/31/2029	Capital Equipment	10.10%	SOFR+594	7,612	7,612	7,612
LAV Gear Holdings, Inc. - Priority TL (5)	7/31/2025	7/31/2029	Capital Equipment	10.10%	SOFR+594	2,409	2,381	2,967
Lightspeed Buyer, Inc.	1/27/2021	2/3/2027	Healthcare Providers and Services	8.75%	SOFR+475	16,232	16,187	16,232
LJ Avalon Holdings, LLC	4/11/2023	2/1/2030	Environmental Industries	8.77%	SOFR+450	2,533	2,497	2,533
Loving Tan Intermediate II, Inc.	10/25/2023	5/31/2028	Personal Products	9.00%	SOFR+500	12,279	12,164	12,279
Lucky Bucks, LLC - First-Out Term Loan (5)	12/1/2023	10/2/2028	Hotel, Gaming and Leisure	11.66%	SOFR+765	256	256	238
Lucky Bucks, LLC - Last-Out Term Loan	5/20/2024	10/2/2029	Hotel, Gaming and Leisure	11.66%	SOFR+765	529	529	426
MAG DS Corp.	9/27/2023	4/1/2027	Aerospace and Defense	9.60%	SOFR+560	2,193	2,146	2,184
Marketplace Events Acquisition, LLC	1/13/2025	12/19/2030	Media	9.12%	SOFR+525	16,915	16,769	16,915
MBS Holdings, Inc.	6/8/2021	4/16/2027	Internet Software and Services	9.30%	SOFR+510	8,244	8,186	8,244
MDI Buyer, Inc.	4/11/2023	7/25/2028	Chemicals, Plastics and Rubber	8.95%	SOFR+475	6,251	6,181	6,251
Meadowlark Acquirer, LLC	1/29/2022	12/10/2027	Professional Services	9.65%	SOFR+565	2,323	2,303	2,323
Medina Health, LLC	11/6/2023	10/20/2028	Healthcare and Pharmaceuticals	10.25%	SOFR+625	18,833	18,613	18,927
Megawatt Acquisitionco, Inc.	4/29/2024	3/1/2030	Electronic Equipment, Instruments, and Components	9.25%	SOFR+525	15,514	15,338	14,769
MOREgroup Holdings, Inc.	3/22/2024	1/16/2030	Business Services	9.25%	SOFR+525	12,935	12,788	12,935
Municipal Emergency Services, Inc.	4/11/2023	10/1/2027	Distributors	9.15%	SOFR+515	3,360	3,332	3,360
NBH Group, LLC	8/25/2021	8/19/2026	Healthcare, Education & Childcare	10.12%	SOFR+585	10,352	10,304	10,352
NORA Acquisition, LLC	10/2/2023	8/31/2029	Healthcare Providers and Services	10.35%	SOFR+635	21,059	20,761	20,901
Omnia Exterior Solutions, LLC	11/1/2024	12/31/2029	Diversified Consumer Services	9.26%	SOFR+525	16,958	16,824	16,619
One Stop Mailing, LLC	7/8/2021	5/7/2027	Air Freight and Logistics	10.53%	SOFR+636	15,484	15,358	15,484
ORL Acquisition, Inc. (5)	5/22/2025	9/3/2027	Consumer Finance	13.70%	SOFR+940	2,231	2,220	1,975
OSP Embedded Purchaser, LLC	11/19/2024	12/17/2029	Aerospace and Defense	9.76%	SOFR+575	14,900	14,695	14,691
Output Services Group, Inc. - First-Out Term Loan	12/1/2023	11/30/2028	Business Services	12.71%	SOFR+843	821	821	821
Output Services Group, Inc. - Last-Out Term Loan	12/1/2023	5/30/2028	Business Services	10.96%	SOFR+668	1,667	1,667	1,667
PCS MIDCO, Inc.	4/10/2025	3/1/2030	Diversified Consumer Services	9.75%	SOFR+575	3,833	3,787	3,833
Pacific Purchaser, LLC	1/12/2024	10/2/2028	Business Services	10.42%	SOFR+625	11,818	11,669	11,770
PAR Excellence Holdings, Inc.	10/16/24	9/3/2030	Healthcare Technology	9.17%	SOFR+500	10,933	10,836	10,741
Paving Lessor Corp. First Lien -Term Loan	8/28/2025	7/1/2031	Business Services	9.25%	SOFR+525	9,963	9,896	9,888
Penta Group Holdings, Inc.	9/8/2025	7/31/2031	Professional Services	8.81%	SOFR+450	5,000	4,979	4,975
Pink Lily Holdco, LLC (5),(7)	11/30/2021	11/9/2027	Textiles, Apparel and Luxury Goods	4.35%		8,359	8,323	3,343
Pragmatic Institute, LLC	3/28/2025	3/28/2030	Education	9.50%	SOFR+550	4,200	4,200	3,045
Project Granite Buyer, Inc.	5/22/2025	12/31/2030	Professional Services	9.75%	SOFR+575	6,467	6,375	6,532
Rancho Health MSO, Inc.	4/11/2023	6/20/2029	Healthcare Providers and Services	9.29%	SOFR+500	18,781	18,717	18,781
Recteq, LLC	2/24/2021	1/29/2026	Leisure Products	10.40%	SOFR+640	4,775	4,768	4,763
Ro Health, LLC	3/3/2025	1/17/2031	Healthcare Providers and Services	8.50%	SOFR+450	10,518	10,449	10,518
RRA Corporate, LLC	4/10/2025	8/15/2029	Diversified Consumer Services	9.25%	SOFR+525	7,700	7,639	7,654
RTIC Subsidiary Holdings, LLC	11/1/2024	5/3/2029	Leisure Products	9.75%	SOFR+575	9,875	9,758	9,776
Rural Sourcing Holdings, Inc.	9/6/2023	6/15/2029	High Tech Industries	9.92%	SOFR+575	4,303	4,245	3,873
Sabel Systems Technology Solutions, LLC	11/11/2024	10/31/2030	Government Services	9.91%	SOFR+575	5,955	5,905	5,955
Safe Haven Defense US, LLC	9/19/2024	5/23/2029	Construction and Building	9.50%	SOFR+550	9,864	9,747	9,815
Sales Benchmark Index, LLC	1/27/2021	7/7/2026	Professional Services	10.20%	SOFR+620	9,186	9,172	9,186
Sath Industries, LLC	4/10/2025	12/17/2029	Event Services	9.66%	SOFR+550	10,306	10,213	10,306
Schlesinger Global, Inc. (6)	9/30/2021	10/24/2025	Business Services	12.76%	SOFR+860	6,647	6,647	6,315
Seaway Buyer, LLC	4/11/2023	6/13/2029	Chemicals, Plastics and Rubber	10.15%	SOFR+615	4,850	4,802	4,523
Sigma Defense Systems, LLC	12/27/2021	12/20/2027	Aerospace and Defense	10.31%	SOFR+615	18,078	17,812	18,078
Smile Brands, Inc.	1/27/2021	10/12/2027	Healthcare and Pharmaceuticals	10.10%	SOFR+610	12,294	12,212	10,609
Spendmend Holdings, LLC	4/11/2023	3/1/2028	Healthcare Technology	9.15%	SOFR+515	4,029	3,989	4,029
STG Distribution, LLC - First Out New Money Term Loans (5)	10/24/2024	10/3/2029	Air Freight and Logistics	12.57%	SOFR+835	1,961	1,871	1,745
STG Distribution, LLC - Second Out Term Loans (5),(7)	5/22/2025	10/3/2029	Air Freight and Logistics	5.32%		4,535	2,562	363
SV-Aero Holdings, LLC	10/31/2024	11/1/2030	Aerospace and Defense	9.00%	SOFR+500	14,719	14,656	14,719
Systems Planning And Analysis, Inc.	3/15/2022	8/16/2027	Aerospace and Defense	8.92%	SOFR+475	14,438	14,345	14,322
TMII Enterprises, LLC	4/11/2023	12/22/2028	Commercial Services & Supplies	8.66%	SOFR+450	2,873	2,835	2,873
TCG 3.0 Jogger Acquisitionco, Inc.	4/26/2024	1/23/2029	Media	10.52%	SOFR+650	19,429	19,179	19,332
Team Services Group, LLC	10/4/2022	12/20/2027	Healthcare and Pharmaceuticals	9.56%	SOFR+525	5,327	5,141	5,305
The Bluebird Group, LLC	8/9/2021	7/28/2026	Professional Services	9.90%	SOFR+590	7,985	7,943	7,985

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par or Number of Shares	Cost	Fair Value(2)
The Vertex Companies, LLC	4/11/2023	8/31/2028	Construction and Engineering	8.93%	SOFR+475	17,482	17,309	17,395
TPC US Parent, LLC	4/11/2023	11/24/2025	Consumer Goods: Non-Durable	10.19%	SOFR+590	16,355	16,341	16,224
Transgo, LLC	1/19/2024	12/29/2028	Automotive	9.91%	SOFR+575	15,880	15,694	16,005
Tyto Athene, LLC	5/5/2021	4/3/2028	IT Services	9.19%	SOFR+490	14,604	14,530	14,238
Urology Management Holdings, Inc.	4/11/2023	6/15/2027	Healthcare and Pharmaceuticals	9.66%	SOFR+550	6,753	6,718	6,753
Walker Edison Furniture Company, LLC - Unfunded Term Loan (3),(5)	8/29/2025	3/1/2029	Wholesale	0.00%		353	-	12
Walker Edison Furniture Company, LLC - New Money DIP (5)	8/29/2025	3/1/2029	Wholesale	10.00%		134	134	136
Watchtower Buyer, LLC	5/20/2024	12/3/2029	Diversified Consumer Services	10.00%	SOFR+600	12,066	11,914	11,946
Wash & Wax Systems LLC (5)	4/30/2025	4/30/2028	Automobiles	9.81%	SOFR+550	5,847	5,947	5,964
Total First Lien Secured Debt							1,083,891	1,066,863

Subordinated Debt - 14.8% of Net Assets
Integrative Nutrition, LLC	4/17/2025	04/15/30	Diversified Consumer Services	0.00%		1,877	1,628	1,605
Integrative Nutrition, LLC	4/17/2025	04/15/33	Diversified Consumer Services	0.00%		4,275	1,977	1,977
Wash & Wax Systems LLC	4/30/2025	07/30/28	Automobiles	12.00%		3,932	3,932	3,932
Total Subordinate Debt							7,537	7,514

Equity Securities - 20.3% of Net Assets
48Forty Intermediate Holdings, Inc. - Common Equity	11/5/2024	—	Containers and Packaging	—	—	1,722	—	—
New Insight Holdings, Inc. - Common Equity	7/15/2024	—	Diversified Consumer Services	—	—	116,055	2,031	1,740
Lucky Bucks, LLC - Common Equity	12/1/2023	—	Hotel, Gaming and Leisure	—	—	73,870	2,062	392
Output Services Group, Inc. - Common Equity	12/1/2023	—	Business Services	—	—	126,324	1,012	1,037
Pragmatic Holdco, Inc. - Common Equity	3/28/2025	—	Education	—	—	134	—	—
Wash & Wax Group, LP - Common Equity	4/30/2025	—	Automobiles	—	—	2,493	4,449	4,593
White Tiger Newco, LLC - Common Equity (5)	7/31/2025	—	Automobiles	—	—	35,834	2,734	2,510
Total Equity Securities							12,288	10,272
Total Investments - 2,141.5% of Net Assets (3)(6)							1,103,716	1,084,649

Cash and Cash Equivalents - 121.5% of Net Assets
BlackRock Federal FD Institutional 81 (Money Market Fund)				4.11%			12,475	12,475
Blackrock Liquidity Fed Fund Inst (Money Market Fund)				4.02%			4,265	4,265
JP Morgan USD Liquidity Inst (Money Market Fund)				4.10%			14,682	14,682
JP Morgan US Government Fund (Money Market Fund)				4.02%			10,539	10,539
Goldman Sachs Financial Square Government Fund (Money Market Fund)				4.10%			5,909	5,909
Non-Money Market Cash							13,690	13,690
Total Cash and Cash Equivalents							61,560	61,560
Total Investments and Cash Equivalents —2,263.0% of Net Assets							$1,165,276	$1,146,209
Liabilities in Excess of Other Assets — (2,163.0)% of Net Assets								(1,095,559)
Members' Equity—100.0%								$50,650

(1)Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate or "SOFR". The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. All securities are subject to a SOFR floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2)Valued based on PSSL’s accounting policy.

(3)Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

(4)Non-accrual security.

(5)The securities, or a portion thereof, are not 1) pledged as collateral under the Credit Facility and held through Funding I; or, 2) securing the 2037-R Asset-Backed Debt and held through PennantPark CLO VI, LLC, or, 3) securing the 2036 Asset-Backed Debt and held through PennantPark CLO II, Ltd. or, 4) securing the 2037 Asset-Backed Debt held through PennantPark CLO 12, LLC.

(6)As of September 30, 2025, all investments are in U.S companies. Total cost, fair value, and percentage of Net Assets for the U.S Companies were $1,103.7 million, $1,084.6 million and 2,141.5%.

(7)Partial PIK non-accrual security

(8)All of our investments are not registered under the 1933 Act and have restrictions on resale.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2024 ($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par or Number of Shares	Cost	Fair Value(2)
First Lien Secured Debt - 1,404.5% of Net Assets
A1 Garage Merger Sub, LLC	12/22/2028	Commercial Services & Supplies	10.95%	SOFR+610	2,903	$2,855	$2,903
ACP Avenu Buyer, LLC	10/2/2029	Business Services	10.58%	SOFR+525	9,925	9,771	9,602
ACP Falcon Buyer, Inc.	8/1/2029	Business Services	10.83%	SOFR+550	18,762	18,434	18,837
Ad.net Acquisition, LLC	5/7/2026	Media	11.28%	SOFR+626	8,708	8,658	8,708
Aeronix, Inc	12/18/2028	Aerospace and Defense	9.85%	SOFR+525	15,880	15,665	15,880
Alpine Acquisition Corp II	11/30/2026	Containers and Packaging	11.30%	SOFR+610	12,722	12,481	12,213
Anteriad, LLC (f/k/a MeritDirect, LLC)	6/30/2026	Media: Advertising, Printing & Publishing	10.50%	SOFR+590	4,717	4,613	4,717
Anteriad, LLC (f/k/a MeritDirect, LLC) - Incremental Term Loan	6/30/2026	Media: Advertising, Printing & Publishing	10.50%	SOFR+590	4,625	4,584	4,625
Applied Technical Services, LLC	12/29/2026	Commercial Services & Supplies	10.50%	SOFR+590	11,155	11,058	10,988
Arcfield Acquisition Corp.	8/3/2029	Aerospace and Defense	11.56%	SOFR+625	11,115	10,967	11,059
Beacon Behavioral Services, LLC	6/21/2029	Healthcare and Pharmaceuticals	9.85%	SOFR+525	9,975	9,836	9,825
Beta Plus Technologies, Inc.	7/1/2029	Business Services	10.35%	SOFR+575	4,900	4,828	4,753
Big Top Holdings, LLC	2/28/2030	Business Services	11.18%	SOFR+625	15,423	15,167	15,423
BioDerm, Inc.	1/31/2028	Healthcare and Pharmaceuticals	11.70%	SOFR+650	8,888	8,797	8,776
Blackhawk Industrial Distribution, Inc.	9/17/2026	Distributors	11.00%	SOFR+640	14,974	14,779	14,718
BlueHalo Financing Holdings, LLC	10/31/2025	Aerospace and Defense	10.60%	SOFR+600	5,546	5,523	5,435
Broder Bros., Co.	12/4/2025	Consumer Products	10.97%	SOFR+611	2,274	2,274	2,274
Burgess Point Purchaser Corporation	9/26/2029	Automotive	10.20%	SOFR+535	442	417	416
By Light Professional IT Services, LLC	5/16/2025	High Tech Industries	12.18%	SOFR+698	13,084	13,059	13,084
Carnegie Dartlet, LLC	2/7/2030	Media: Advertising, Printing & Publishing	10.60%	SOFR+550	15,243	15,025	15,015
Cartessa Aesthetics, LLC	6/14/2028	Distributors	10.35%	SOFR+575	9,539	9,431	9,539
CF512, Inc.	8/20/2026	Media	11.21%	SOFR+619	6,751	6,682	6,649
Confluent Health, LLC	10/28/2028	Healthcare and Pharmaceuticals	8.96%	SOFR+400	6,708	6,506	6,540
Connatix Buyer, Inc.	7/13/2027	Media	10.53%	SOFR+561	3,775	3,734	3,775
Crane 1 Services, Inc.	8/16/2027	Commercial Services & Supplies	10.71%	SOFR+586	2,068	2,051	2,052
Dr. Squatch, LLC	8/31/2027	Personal Products	9.95%	SOFR+535	14,562	14,398	14,562
DRI Holding Inc.	12/21/2028	Media	10.20%	SOFR+535	2,600	2,420	2,509
DRS Holdings III, Inc.	11/3/2025	Consumer Goods: Durable	11.20%	SOFR+635	13,805	13,788	13,694
Dynata, LLC - First Out Term Loan (6)	7/15/2028	Diversified Consumer Services	10.38%	SOFR+526	1,360	1,264	1,358
Dynata, LLC - Last Out Term Loan	10/15/2028	Diversified Consumer Services	10.88%	SOFR+576	8,439	8,439	7,769
ECL Entertainment, LLC	8/31/2030	Hotel, Gaming and Leisure	8.85%	SOFR+400	4,963	4,894	4,973
EDS Buyer, LLC	1/10/2029	Electronic Equipment, Instruments, and Components	10.35%	SOFR+575	8,865	8,763	8,732
Exigo Intermediate II, LLC	3/15/2027	Software	11.20%	SOFR+635	12,546	12,418	12,484
ETE Intermediate II, LLC	5/29/2029	Diversified Consumer Services	11.56%	SOFR+650	12,249	12,032	12,249
Eval Home Solutions Intermediate, LLC	5/10/2030	Healthcare and Pharmaceuticals	10.60%	SOFR+575	9,268	9,132	9,176
Fairbanks More Defense	6/17/2028	Aerospace and Defense	9.65%	SOFR+450	10,117	10,071	10,128
Global Holdings InterCo LLC	3/16/2026	Diversified Financial Services	11.43%	SOFR+615	3,696	3,689	3,511
Graffiti Buyer, Inc.	8/10/2027	Trading Companies & Distributors	10.45%	SOFR+560	3,723	3,686	3,685
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	10.20%	SOFR+560	2,153	2,131	2,110
HEC Purchaser Corp	6/17/2029	Healthcare and Pharmaceuticals	9.75%	SOFR+550	3,691	3,648	3,665
Hills Distribution, Inc	11/8/2029	Business Services	11.11%	SOFR+600	8,957	8,835	8,868
HW Holdco, LLC	5/10/2026	Media	11.18%	SOFR+590	3,486	3,475	3,486
Imagine Acquisitionco, LLC	11/15/2027	Software	10.20%	SOFR+510	9,154	9,018	9,108
Infinity Home Services Holdco, Inc.	12/28/2028	Commercial Services & Supplies	11.45%	SOFR+685	6,029	5,932	6,089
Integrative Nutrition, LLC	1/31/2025	Diversified Consumer Services	11.75%	SOFR+715	11,287	11,274	9,707
			(PIK 2.25%)
Inventus Power, Inc.	6/30/2025	Consumer Goods: Durable	12.46%	SOFR+761	8,164	8,094	8,041
ITI Holdings, Inc.	3/3/2028	IT Services	10.58%	SOFR+565	3,900	3,855	3,900
Kinetic Purchaser, LLC	11/10/2027	Personal Products	10.75%	SOFR+615	13,492	13,289	13,492
Lash OpCo, LLC	2/18/2027	Personal Products	12.94%	SOFR+785	14,731	14,539	14,584
			(PIK 5.10%)
LAV Gear Holdings, Inc. (6)	10/31/2025	Capital Equipment	11.42%	SOFR+643	12,125	12,102	11,907
LAV Gear Holdings, Inc. - Term Loan Incremental	10/31/2025	Capital Equipment	11.64%	SOFR+640	2,861	2,856	2,810
Lightspeed Buyer Inc.	2/3/2026	Healthcare Providers and Services	10.15%	SOFR+535	11,330	11,258	11,330
LJ Avalon Holdings, LLC	1/31/2030	Environmental Industries	10.48%	SOFR+525	2,559	2,516	2,559
Loving Tan Intermediate II, Inc.	5/31/2028	Consumer Products	11.10%	SOFR+650	7,407	7,288	7,296
Lucky Bucks, LLC - First-Out Term Loan (6)	10/2/2028	Hotel, Gaming and Leisure	12.77%	SOFR+765	259	259	259
Lucky Bucks, LLC - Last-Out Term Loan	10/2/2029	Hotel, Gaming and Leisure	12.77%	SOFR+765	518	518	518
MAG DS Corp	4/1/2027	Aerospace and Defense	10.20%	SOFR+550	2,218	2,143	2,085
Magenta Buyer, LLC - First-Out Term Loan	7/31/2028	Software	12.13%	SOFR+701	357	357	337
Magenta Buyer, LLC - Second-Out Term Loan	7/31/2028	Software	12.38%	SOFR+801	452	452	310
Magenta Buyer, LLC - Third-Out Term Loan	7/31/2028	Software	11.63%	SOFR+726	1,675	1,675	490
Marketplace Events, LLC - Super Priority First Lien Term Loan (6)	9/30/2025	Media: Diversified and Production	10.38%	SOFR+540	1,845	1,845	1,845
Marketplace Events, LLC - Super Priority First Lien Unfunded Term Loan (3)(6)	9/30/2025	Media: Diversified and Production	0.00%		564	-	-
Marketplace Events, LLC (6)	9/30/2026	Media: Diversified and Production	10.53%	SOFR+525	4,837	4,068	4,837
MBS Holdings, Inc.	4/16/2027	Internet Software and Services	10.59%	SOFR+585	7,256	7,183	7,256
MBS Holdings, Inc. (New Issue) - Incremental	4/16/2027	Internet Software and Services	11.34%	SOFR+660	523	514	528
MBS Holdings, Inc. (New Issue) - Second Incremental	4/16/2027	Internet Software and Services	11.09%	SOFR+635	551	543	554
MDI Buyer, Inc.	7/25/2028	Chemicals, Plastics and Rubber	10.60%	SOFR+575	4,900	4,829	4,851
MDI Buyer, Inc. - Incremental	7/25/2028	Chemicals, Plastics and Rubber	11.25%	SOFR+600	1,416	1,395	1,409
Meadowlark Acquirer, LLC	12/10/2027	Professional Services	10.50%	SOFR+590	2,348	2,319	2,289

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2024 ($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par or Number of Shares	Cost	Fair Value(2)
Medina Health, LLC	10/20/2028	Healthcare and Pharmaceuticals	10.85%	SOFR+625	19,199	18,911	19,199
Megawatt Acquisitionco, Inc	3/1/2030	Electronic Equipment, Instruments, and Components	9.85%	SOFR+525	15,671	15,453	14,794
Mission Critical Electronics, Inc.	3/31/2025	Capital Equipment	10.50%	SOFR+590	5,551	5,551	5,551
MOREGroup Holdings, Inc	1/16/2030	Business Services	10.35%	SOFR+575	13,067	12,891	12,871
Municipal Emergency Services, Inc.	9/28/2027	Distributors	9.75%	SOFR+515	3,395	3,355	3,395
NBH Group LLC	8/19/2026	Healthcare, Education & Childcare	11.05%	SOFR+585	10,602	10,504	10,284
NORA Acquisition, LLC	8/31/2029	Healthcare Providers and Services	10.95%	SOFR+635	21,274	20,913	21,274
One Stop Mailing, LLC	5/7/2027	Air Freight and Logistics	11.21%	SOFR+636	15,682	15,480	15,682
ORL Acquisitions, Inc.	9/3/2027	Consumer Finance	14.00%	SOFR+940	2,140	2,124	1,819
			(PIK 7.50%)
Output Services Group, Inc - First-Out Term Loan	11/30/2028	Business Services	13.75%	SOFR+843	821	821	821
Output Services Group, Inc - Last-Out Term Loan	5/30/2028	Business Services	12.00%	SOFR+668	1,667	1,667	1,667
Owl Acquisition, LLC	2/4/2028	Professional Services	10.20%	SOFR+535	3,893	3,842	3,825
Ox Two, LLC	5/18/2026	Construction and Building	11.12%	SOFR+651	4,307	4,282	4,307
Pacific Purchaser, LLC	9/30/2028	Business Services	11.51%	SOFR+625	11,938	11,745	11,914
PCS Midco, Inc	3/1/2030	Diversified Consumer Services	10.81%	SOFR+575	3,871	3,818	3,871
PH Beauty Holdings III, Inc.	9/29/2025	Wholesale	10.17%	SOFR+543	9,391	9,289	9,302
PL Acquisitionco, LLC	11/9/2027	Textiles, Apparel and Luxury Goods	11.99%	SOFR+725	7,816	7,733	6,253
			(PIK 4.00%)
Pragmatic Institute, LLC (5)	7/6/2028	Education	12.35%	SOFR+750	11,855	11,480	7,261
			(PIK 12.35%)
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	10.95%	SOFR+635	2,775	2,758	2,761
Rancho Health MSO, Inc.	12/18/2025	Healthcare Providers and Services	10.85%	SOFR+560	1,016	1,016	1,016
Reception Purchaser, LLC	2/28/2028	Air Freight and Logistics	10.75%	SOFR+615	4,875	4,828	3,656
Recteq, LLC	1/29/2026	Leisure Products	11.75%	SOFR+715	4,825	4,796	4,777
RTIC Subsidiary Holdings, LLC	5/3/2029	Consumer Goods: Durable	10.35%	SOFR+575	9,975	9,830	9,776
Rural Sourcing Holdings, Inc. (HPA SPQ Merger Sub, Inc.)	6/15/2029	High Tech Industries	10.35%	SOFR+575	4,336	4,266	4,282
Safe Haven Defense US, LLC	5/23/2029	Construction and Building	9.85%	SOFR+525	9,973	9,830	9,873
Sales Benchmark Index LLC	1/3/2025	Professional Services	10.80%	SOFR+620	9,268	9,260	9,268
Sargent & Greenleaf Inc.	12/20/2024	Wholesale	12.45%	SOFR+760	4,916	4,906	4,916
			(PIK 1.00%)
Schlesinger Global, Inc.	7/14/2025	Business Services	13.20%	SOFR+835	12,388	12,387	12,078
			(PIK 0.50%)
Seaway Buyer, LLC	6/13/2029	Chemicals, Plastics and Rubber	10.75%	SOFR+615	4,900	4,842	4,729
Sigma Defense Systems, LLC	12/18/2027	Aerospace and Defense	11.50%	SOFR+690	18,620	18,370	18,434
Simplicity Financial Marketing Group Holdings, Inc	12/2/2026	Diversified Financial Services	11.00%	SOFR+640	11,359	11,206	11,472
Skopima Consilio Parent, LLC	5/17/2028	Business Services	9.46%	SOFR+461	1,290	1,268	1,289
Smartronix, LLC	11/23/2028	Aerospace and Defense	10.35%	SOFR+610	4,863	4,800	4,863
Smile Brands Inc.	10/14/2025	Healthcare and Pharmaceuticals	10.20%	SOFR+550	11,887	11,860	10,520
			(PIK 1.50%)
Solutionreach, Inc.	7/17/2025	Healthcare and Pharmaceuticals	12.40%	SOFR+715	4,582	4,560	4,582
Spendmend Holdings LLC	3/1/2028	Healthcare Technology	10.25%	SOFR+565	4,070	4,017	4,070
Summit Behavioral Healthcare, LLC	11/24/2028	Healthcare and Pharmaceuticals	9.31%	SOFR+425	1,777	1,700	1,653
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	10.26%	SOFR+500	14,588	14,445	14,558
TCG 3.0 Jogger Acquisitionco	1/23/2029	Media	11.10%	SOFR+650	19,626	19,312	19,430
Team Services Group, LLC	11/24/2028	Healthcare and Pharmaceuticals	9.95%	SOFR+500	343	332	338
Teneo Holdings, LLC	3/13/2031	Business Services	9.60%	SOFR+475	5,473	5,418	5,490
The Bluebird Group LLC	07/27/26	Professional Services	11.25%	SOFR+665	8,521	8,427	8,521
The Vertex Companies, LLC	08/31/27	Construction and Engineering	10.95%	SOFR+610	7,636	7,538	7,639
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/25	Consumer Goods: Non-Durable	10.84%	SOFR+565	16,524	16,394	16,524
Transgo, LLC	12/29/28	Automotive	10.60%	SOFR+575	18,552	18,293	18,552
TWS Acquisition Corporation	06/16/25	Diversified Consumer Services	11.33%	SOFR+640	943	943	943
Tyto Athene, LLC	04/01/28	IT Services	10.23%	SOFR+490	14,670	14,585	14,376
Urology Management Holdings, Inc.	06/15/26	Healthcare and Pharmaceuticals	10.76%	SOFR+550	6,823	6,742	6,755
Walker Edison Furniture Company LLC (4)(6)	03/01/29	Wholesale	0.00%		5,441	4,986	490
Walker Edison Furniture Company LLC - Junior Revolving Credit Facility (4)(6)	03/01/29	Wholesale	0.00%		1,667	1,667	1,667
Walker Edison Furniture Company LLC - DDTL - Unfunded (3)(4)(6)	03/01/29	Wholesale	0.00%		83	-	(76)
Watchtower Buyer, LLC	12/03/29	Diversified Consumer Services	10.60%	SOFR+600	12,189	12,007	12,067
Wildcat Buyerco, Inc.	02/27/27	Electronic Equipment, Instruments, and Components	10.60%	SOFR+575	16,014	15,916	16,014
Zips Car Wash, LLC	12/31/24	Automobiles	12.46%	SOFR+740	16,736	16,722	15,983
			(PIK 1.50%)
Total First Lien Secured Debt						920,485	906,532

Equity Securities - 10.5% of Net Assets
New Insight Holdings, Inc.	—	Diversified Consumer Services	—	—	116,055	$2,031	$2,031
Lucky Bucks, LLC	—	Hotel, Gaming and Leisure	—	—	73,870	2,062	904
New MPE Holdings, LLC	—	Media: Diversified and Production	—	—	47	-	2,710
Output Services Group, Inc	—	Business Services	—	—	126,324	1,012	1,104
Walker Edison Furniture - Common Equity	—	Wholesale	—	—	36,458	3,393	-
Total Equity Securities						8,498	6,749
Total Investments - 1,415.0% of Net Assets						928,983	913,281
Cash and Cash Equivalents - 106.0% of Net Assets

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2024 ($ in thousands)

BlackRock Federal FD Institutional 30	68,429	68,429
Total Cash and Cash Equivalents	68,429	68,429
Total Investments and Cash Equivalents —1,521.0% of Net Assets	$997,412	$981,710
Liabilities in Excess of Other Assets — (1,421.0)% of Net Assets		(917,163)
Members' Equity—100.0%		$64,547

(1)Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate or "SOFR". The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. All securities are subject to a SOFR floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2)Valued based on PSSL’s accounting policy.

(3)Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

(4)Non-accrual security

(5)Partial PIK non-accrual security

(6)The securities, or a portion thereof, are not 1) pledged as collateral under the Credit Facility and held through Funding I; or, 2) securing the 2035 Asset-Backed Debt and held through PennantPark CLO VI, LLC, or, 3) securing the 2036 Asset-Backed Debt and held through PennantPark CLO II, Ltd.

(7)As of September 30, 2024, all investments are in U.S companies. Total cost, fair value, and percentage of Net Assets for the U.S Companies were $929.0 million, $913.3 million and 1,415.0%.

(8)All of our investments are not registered under the 1933 Act and have restrictions on resale.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

1.
ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC ("PSSL"), is organized as a Delaware limited liability company and commenced operations in May 2017. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd. ("PFLT") and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation (NYSE: KMPR), ("Kemper"). In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its consolidated subsidiary.

The Company's investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or floating rate loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating rate loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as the Secured Overnight Financing Rate ("SOFR"), with or without a floor, plus a fixed spread.

PFLT and Kemper (individually a "Member" and collectively the "Members") provide capital to PSSL in the form of notes and equity interests. As of September 30, 2025 and 2024, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, (the "Administrative Agent"). The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each of the Members; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the Member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each of the Members.

Pennant Park Senior Secured Loan Facility II, LLC ("PSSL II"), a wholly-owned subsidiary of PSSL, was formed in January 2021 for the purpose of entering into a senior secured revolving credit facility with Ally Bank (see Note 10).

PennantPark CLO II, Ltd. ("CLO II") is a wholly-owned subsidiary and was formed in January 2021 for the purpose of executing a debt securitization (See Note 10).

PennantPark CLO VI, LLC ("CLO VI") is a wholly-owned subsidiary and was formed in April 2023 for the purpose of executing a debt securitization (See Note 10).

PennantPark CLO 12, LLC ("CLO 12") is a wholly-owned subsidiary and was formed in April 2025 for the purpose of executing a debt securitization (See Note 10).

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles ("GAAP") and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended ("ASC"), serves as a source of accounting literature. Subsequent events are evaluated and recognized or disclosed as appropriate for events occurring through the date the consolidated financial statements are available to be issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Company, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. All intercompany balances and transactions have been eliminated in consolidation.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event in determining our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade date basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable, interest

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount ("OID"), market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest receivable is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Company’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Company’ judgment, are likely to remain current. As of September 30, 2025, we had three portfolio companies on non-accrual, representing 2.2% and 1.0% of our overall portfolio on a cost and fair value basis. As of September 30, 2024, we had two portfolio companies on non-accrual, representing 2.0% and 1.0% of our overall portfolio on a cost and fair value basis.

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

(c) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the Company is required to determine whether a tax position of PSSL is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSSL recording a tax liability that would reduce members’ capital.

As of and for the years ended September 30, 2025 and 2024, management has determined that there were no material uncertain income tax positions.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although Members’ capital and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(e) Consolidation

As explained by ASC paragraph 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(f) Recent Accounting Pronouncements

In March 2020, the FASB issued Accounting Standards Update, or ASU, No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” or ASU 2020-04. The guidance provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of the reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company utilized the optional expedients and exceptions provided by ASU 2020-04 during the year ended September 30, 2023, the effect of which was not material to the consolidated financial statements and the notes thereto.

In June 2022, the FASB issued Accounting Standards Update No. 2022-03, "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions," or ASU 2022-03, which changed the fair value measurement disclosure requirements of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods therein. Early application is permitted. The Company as adopted this new accounting standard and the effect was not material to the consolidated financial statements.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

On June 10, 2022, the Company issued a capital call to PFLT totaling $28.4 million consisting of Member notes of $19.9 million and equity interest of $8.5 million. PFLT fulfilled the capital call by contributing $28.0 million of securities and $0.4 million in cash to the Company.

For the years ended September 30, 2025 and 2024, PSSL purchased $379.7 million and $253.6 million, in investments from PFLT, respectively.

As of September 30, 2025 and 2024, PSSL had a receivable from PFLT of $0.1 million and none, respectively,

presented as a component of due from affiliate on the consolidated statements of assets, liabilities and members' equity. These amounts are related to cash owed to PSSL from PFLT in connection with trades between funds. Additionally, PSSL had a receivable from the Administrative Agent of $0.1 million and $0.1 million as of September 30, 2025 and September 30, 2024 respectively related to loan agency fees received by the Administrative Agent and owed to PSSL. Due to affiliate of $0.1 million and $0.1 million as of September 30, 2025 and September 30, 2024, respectively, for expenses paid on our behalf.

For the years ended September 30, 2025 and 2024, PSSL incurred $2.8 million and $2.4 million of administration fees to the Administrative Agent, respectively. The Administrative Agent provides administration services to PSSL at an annual rate of 0.25% of average gross assets payable quarterly in arrears and calculated based on average gross assets measured at cost at the end of the two recently completed calendar quarters.

For the years ended September 30, 2025 and 2024, PSSL incurred $34.2 million and $34.2 million of interest expense related to the notes outstanding with the Members, respectively.

As of September 30, 2025 and 2024, Accounts payable and accrued expenses includes $0.7 million and $0.6 million respectively of Administration services payable to the Administrative Agent, respectively.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

Asset Category	Fair value at September 30, 2025	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First Lien	$27,511	Market Comparable	Broker/Dealer bids or quotes	N/A
First Lien	1,036,009	Market Comparable	Market Yield	4.0% – 23.9% (9.7%)
First Lien	3,343	Enterprise Market Value	EBITDA Multiple	0.6x – 0.6x (0.6x)
Subordinated debt	7,514	Enterprise Market Value	Market Yield	11.0% – 24.1% (15.0%)
Equity	10,272	Enterprise Market Value	EBITDA Multiple	5.0x – 10.5x (8.2x)
Total Level 3 investments	$1,084,649

Asset Category	Fair value at September 30, 2024	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First Lien	$95,950	Market Comparable	Broker/Dealer bids or quotes	N/A
First Lien	787,361	Market Comparable	Market Yield	7.9% – 21.4% (10.2%)
First Lien	23,221	Enterprise Market Value	EBITDA Multiple	0.8x – 8.4x (3.2x)
Equity	6,749	Enterprise Market Value	EBITDA Multiple	4.3x – 8.6x (6.9x)
Total Level 3 investments	$913,281

(1) The weighted averages disclosed in the table above were weighted by their relative fair value.

Our investments and cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

	Fair Value at September 30, 2025
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$1,066,863	$1,066,863
Equity	—	—	10,272	10,272
Subordinate Debt	—	—	7,514	7,514
Total investments	—	—	1,084,649	1,084,649
Cash and cash equivalents	61,560	—	—	61,560
Total investments, cash and cash equivalents	$61,560	$—	$1,084,649	$1,146,209

	Fair Value at September 30, 2024
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$906,532	$906,532
Equity	—	—	6,749	6,749
Total investments	—	—	913,281	913,281
Cash and cash equivalents	68,429	—	—	68,429
Total investments, cash and cash equivalents	$68,429	$—	$913,281	$981,710

For the year ended September 30, 2025, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges for the year were $437.2 million. There were no Level 3 transfers.

For the year ended September 30, 2024, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges for the year were $293.4 million. There were no Level 3 transfers.

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash invested in overnight money market funds. These temporary investments with original maturities of 90 days or less are deemed cash equivalents. Cash deposited at financial institutions is insured by the Federal Deposit Insurance Corporation (“FDIC”), up to specified limits. At times, such balances may exceed FDIC insured amounts. As of September 30, 2025 and September 30, 2024 $47.9 million and $68.4 million included in the cash and cash equivalents balance on the Consolidated Statement of Assets, Liabilities and Members' Equity is comprised of money market funds, which are not subject to FDIC insurance. PSSL believes it is not exposed to any significant risk of loss on its cash and cash equivalents.

6. MEMBERS’ EQUITY

PFLT and Kemper provide capital to PSSL in the form of equity interests. As of September 30, 2025 and 2024, PFLT and Kemper owned 87.5% and 12.5%, respectively, of equity interests in PSSL.

As of September 30, 2025 and 2024, PFLT had commitments to fund equity interests to PSSL of $189.4 million and $101.9 million, respectively, of which $65.6 million and none, respectively, were unfunded.

As of September 30, 2025 and 2024, Kemper had commitments to fund equity interests to PSSL of $27.1 million and $14.6 million, respectively, of which $9.4 million and none, respectively, were unfunded.

7. NOTES PAYABLE TO MEMBERS

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt (“Member Notes”). The Member Notes were previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. The Member Notes bear an interest rate of 3-month LIBOR plus 8.0% through June 30, 2023 and 3-month SOFR plus 8.0% after

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

June 30, 2023 and mature on May 4, 2029. As of September 30, 2025 and 2024, PFLT and Kemper owned 87.5% and 12.5% of the Member Notes, respectively.

As of September 30, 2025 and 2024, PFLT had commitments to fund Member Notes to PSSL of $237.7 million and $237.7 million, respectively, of which none were unfunded for the years then ended.

As of September 30, 2025 and 2024, Kemper had commitments to fund Member Notes to PSSL of $34.0 million and $34.0 million, respectively, of which none were unfunded for the years then ended.

8. RISKS AND UNCERTAINTIES

Investment risk

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested equity, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause Members’ equity to decline more sharply than it otherwise would have had PSSL not used leverage. Similarly, any decrease in PSSL’s income would cause Members’ equity to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and/or debt securitization which will typically be secured by PSSL’s securities and other assets. Under certain circumstances, such debt may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the debt could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

10. LEVERAGE

Credit Facility

On January 26, 2021, PSSL II entered into a $125.0 million senior secured revolving credit facility with Ally Bank (the "Ally Credit Facility"). Between June 3, 2021 and May 2, 2022, the Ally Credit Facility was amended to increase the total commitment to $325 million. On August 16, 2023, the total commitment was decreased to $260 million. Interest on the Ally Credit Facility changed from LIBOR plus 2.5% to SOFR plus 2.6%. On January 26, 2024, the maturity was extended and the interest changed to SOFR plus 2.8%. In December 2024, the Ally Credit Facility was increased to $325.0 million and the spread changed to SOFR plus 2.25%.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

The Ally credit facility matures on January 26, 2029 and is secured by substantially all of the assets held by PSSL II. As of September 30, 2025 and 2024, there were $74.5 million and $146.1 million, respectively, in outstanding borrowings under the Ally Credit Facility and we were in compliance with all required covenants in the facility. As of September 30, 2025 and 2024, there were $250.5 million and $113.9 million, respectively, in unfunded commitments under the Ally Credit Facility. As of September 30, 2025 and 2024, the weighted average interest rate was 6.6% and 7.6%, respectively.

Asset - Backed Debt

CLO II

In January 2021, CLO II completed a $300.7 million debt securitization in the form of a collateralized loan obligation (the "2032 Asset-Backed Debt”). In May 2024, the 2032 Asset-Backed Debt was refinanced by a $300.7 million debt securitization in the form of a collateralized loan obligation, (the "2024 Debt Securitization" or the “2036 Asset-Backed Debt”). The 2036 Asset-Backed Debt is secured by a diversified portfolio, CLO II, consisting primarily of middle market loans and participation interests in middle market loans. The 2036 Asset-Backed Debt is scheduled to mature in April 2036. The 2024 Debt Securitization was executed through a private placement of: (i) $174.0 million Class A-1R Senior Secured Floating Rate Loans and Notes maturing 2036, which bear interest at the three-month SOFR plus 1.93%, (ii) $5.0 million Class A-2R Senior Secured Floating Rate Notes due 2036, which bear interest at three month SOFR plus 2.20%, (iii) $25.0 million Class B-R Senior Secured Floating Rate Notes due 2036, which bear interest at the three-month SOFR plus 2.35%, (iv) $24.0 million Class C-R Secured Deferrable Floating Rate Notes due 2036, which bear interest at the three-month SOFR plus 3.10%, (v) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2036, which bear interest at the three-month SOFR plus 4.95%, and (vi) $18.0 million Class E Secured Deferrable Floating Rate Notes due 2036, which bear interest at the three-month SOFR plus 7.5%, under a credit agreement by and among the Securitization Issuers, as borrowers, various financial institutions, as lenders, and U.S. Bank National Association, as collateral agent and as loan agent.

On the closing date of the 2024 Debt Securitization, PSSL retained 100% of the Preferred Shares of CLO II, 100% of the Class E Notes issued by CLO II, and a portion of the net cash proceeds received from the sale of the 2036 Asset-Backed Debt. The Preferred Shares do not bear interest and had a stated value of approximately $36.7 million at the closing of the 2024 Debt Securitization. As part of the 2024 Debt Securitization, there was debt modification resulting in debt issuance costs of $1.0 million included in the Consolidated Statements of Operations. There was also debt extinguishments resulting in realized loss on debt extinguishments in the amount of $0.7 million included in the Consolidated Statements of Operations. The remaining fees continue to be amortized and are included in amortization of deferred financing costs in the Consolidated Statements of Cash Flows.

As of September 30, 2025 and 2024, there was $246.0 million and $246.0 million, respectively, of 2036 Asset-Backed Debt and there was $1.3 million and $1.6 million of un-amortized financing costs, respectively. As of September 30, 2025 and 2024, the weighted average interest rate was 6.3% and 7.6%, respectively.

The 2036 Asset-Backed Debt is included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the Class E Notes and the Preferred Shares have been eliminated in consolidation.

CLO VI

In April 2023, CLO VI completed a $297.8 million debt securitization in the form of a collateralized loan obligation (the "2023 Debt Securitization" or the "2035 Asset-Backed Debt”). In May 2025, CLO VI refinanced the 2035 Asset-Backed Debt through a four year reinvestment period, twelve-year final maturity $315.8 million debt securitization or the "2037-R Asset-Backed Debt." The debt securitization executed through a private placement of (i) $228.0 million of Class A-R Loans, which bears interest at three-month SOFR plus 1.85%, (ii) $18.0 million of Class B-R Loans, which bears interest at three-month SOFR plus 4.50%, (iii) $18.0 million of Class C-R Loans and (iv) $51.8 million of subordinated notes. PSSL will continue to retain all of the subordinated notes and Class C-R Loans through a consolidated subsidiary. The maturity of the replacement debt and existing subordinated notes is now extended to April 2037.

As part of the 2025 Debt Securitization, there was debt modification resulting in debt issuance costs of $0.2 million included in the Consolidated Statements of Operations. There was also debt extinguishments resulting in realized loss on debt extinguishments in the amount of $1.6 million included in the Consolidated Statements of Operations. The remaining fees continue to be amortized and are included in amortization of deferred financing costs in the Consolidated Statements of Cash Flows.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

As of September 30, 2025 and 2024, there was $246.0 million and $246.0 million, of 2037-R Asset -Backed Debt and there was $2.5 million and $2.1 million, respectively, of un-amortized financing costs. As of September 30, 2025 and 2024, the weighted average interest rate was 6.02% and 8.6%, respectively.

The 2037-R Asset-Backed Debt is included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the subordinated notes and Class C-R Loans have been eliminated in consolidation.

CLO 12

In April 2025, CLO 12 closed a four year reinvestment period, twelve-year final maturity $301 million debt securitization in the form of a collateralized loan obligation or the "2037 Asset-Backed Debt." The debt securitization executed through a private placement of: (i) $30.0 million of Class A-1 Loans, which bear interest at three-month SOFR plus 1.45%, (ii) $141.0 million of Class A-1 Notes, which bear interest at three-month SOFR plus 1.45%, (iii) $12.0 million of Class A-2 Notes, which bear interest at a three-month SOFR plus 1.60%, (iv) $21.0 million of Class B notes, which bears interest at three-month SOFR plus 1.85%, (v) $24.0 million of Class C notes, which bears interest at three-month SOFR plus 2.30%, (vi)$18.0 million Class D notes, which bears interest at three-month SOFR plus 3.30%, (vii) $55.0 million of subordinated notes. PSSL will retain all of the subordinated notes through a consolidated subsidiary. The reinvestment period for the term debt securitization ends in April 2029 and the debt is scheduled to mature in April 2037.

As of September 30, 2025, there was $246.0 million of 2037 Asset-Backed Debt and there was $1.9 million of un-amortized financing costs. As of September 30, 2025 the weighted average interest rate was 5.7%.

PennantPark Investment Adviser, LLC serves as collateral manager of the 2036 Asset Backed Debt, the 2037-R Asset-Backed Debt and the 2037 Asset-Backed Debt securitizations pursuant to a Collateral Management Agreement. For so long as PennantPark Investment Advisor, LLC serves as collateral manager, it will elect to irrevocably waive any collateral management fee to which it may be entitled under the Collateral Management Agreements.

11. COMMITMENTS AND CONTINGENCY

As of September 30, 2025 and September 30, 2024, the Company had $0.4 million and $0.6 million, respectively, of unfunded commitments to fund existing investments.

The Company has provided general indemnifications to the Members, affiliates of the Members, and any person acting on behalf of the Members or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, November 24, 2025. There were no events that required disclosure.